Schneider National, Inc. Reports Second Quarter 2017 Results

•	Operating Revenues of $1.1 billion, an increase of 8.1% compared to second quarter 2016

•	Net Income of $46.5 million, an increase of 5.2% compared to second quarter 2016

•	Diluted Earnings Per Share of $0.27, compared to second quarter 2016 of $0.28

•	Adjusted Diluted Earnings Per Share of $0.23, compared to second quarter 2016 of $0.28

•	Full year 2017 adjusted diluted earnings per share guidance of $0.94 to $1.02

Green Bay, WI, August 1, 2017 – Schneider National, Inc. (NYSE: SNDR), (“Schneider” or the “Company”), a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operating one of the largest for-hire trucking fleets in North America, today announced results for the second quarter and six-months ended June 30, 2017.

“We are pleased with our performance in the second quarter and reported overall results that were in line with what we had expected across all three of our businesses, including a number of key customer wins that we anticipate will help set the stage for our results in the second half of 2017,” commented Chris Lofgren, Chief Executive Officer of Schneider. "Freight market dynamics improved throughout the quarter. Much of what we’ve faced thus far in 2017 stemmed from customer contracts that were negotiated during 2016 and inflationary driver costs that persisted into the second quarter.”

Lofgren continued, “The second quarter also marked the one-year anniversary of our acquisitions of Watkins & Shepard and Lodeso, which enhanced our first-to-final mile service offering. Over the past year we’ve worked with omnichannel retailers and manufacturing customers to reduce complexities in the supply chain and provide a premium delivery service. The positive impact these acquisitions have delivered relative to new customers, in new markets, and revenue growth is undeniable. We are actively engaged in improving the effectiveness of the "middle mile network," and fully implementing the operating contribution disciplines of our Quest platform to accelerate profitability and growth.”

Results of Operations (unaudited)

The following table sets forth, for the periods indicated, the Company’s results of operations:

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating revenues	$1,075,172	$994,573	$2,081,611	$1,922,676
Adjusted enterprise revenue (excluding fuel surcharge)	$982,615	$922,283	$1,898,804	$1,794,232
Income from operations	$79,002	$79,639	$122,552	$131,672
Adjusted income from operations	$67,702	$79,639	$112,552	$131,672
Operating ratio	92.7%	92.0%	94.1%	93.2%
Adjusted operating ratio	93.1%	91.4%	94.1%	92.7%
Net income	$46,473	$44,167	$69,042	$72,306
Adjusted net income	$39,693	$44,167	$63,042	$72,306
Adjusted EBITDA	$136,338	$143,482	$249,058	$259,410
Diluted earnings per share	$0.27	$0.28	$0.42	$0.46
Adjusted diluted earnings per share	$0.23	$0.28	$0.38	$0.46
Weighted average diluted shares outstanding	174,453	156,425	165,436	156,160

Results of Operations - Enterprise

Enterprise operating revenues for the three months ended June 30, 2017 were $1,075.2 million, an increase of $80.6 million, or 8.1%, compared to the three months ended June 30, 2016 primarily due to the June 2016 acquisition of Watkins & Shepard and Lodeso (WSL), higher fuel surcharge revenue, brokerage growth and revenue generated from the Company's equipment leasing business.

Adjusted enterprise revenue (excluding fuel surcharge) for the three months ended June 30, 2017 was $982.6 million, an increase of $60.3 million, or 6.5%, compared to the three months ended June 30, 2016. Truckload revenue (excluding fuel surcharge) increased 4.5% compared to second quarter 2016 primarily due to the acquisition and improving market conditions throughout the quarter. Intermodal revenue (excluding fuel surcharge) increased 3.8% compared to second quarter 2016 primarily due to higher volume offset by network mix changes and a weaker pricing environment. Logistics revenue (excluding fuel surcharge) increased 7.2% compared to second quarter 2016 primarily due to brokerage growth.

Enterprise income from operations for the three months ended June 30, 2017 was $79.0 million, a decrease of $0.6 million, or 0.8%, compared to the three months ended June 30, 2016 primarily due to inflationary driver costs and lower gain on sale of equipment. The Company recorded an adjustment to a contingent consideration liability related to its acquisition of WSL in the second quarter of 2017, resulting in an increase in income from operations. The adjustment was caused by a change in the fair value of the contingent liability, which reflected three-year growth targets established by the seller prior to the close of the acquisition.

Adjusted income from operations for the three months ended June 30, 2017 was $67.7 million, a decrease of $11.9 million, or 15.0%, compared to second quarter 2016. The Company adjusted its income from operations by ($12.9) million in the second quarter of 2017 for the WSL contingent consideration liability adjustment and by $1.6 million for the duplicate chassis costs related to the cost of idle rental units due to its conversion to an owned chassis model. The Company remains on track with its conversion plan and expects to be completed by the end of 2017 to coincide with the expiration of the existing lease requirements. See the "Reconciliation of Non-GAAP Financial Measures" at the end of this release for additional details.

Interest expense (net) in the current quarter decreased $0.5 million compared to second quarter 2016 due to lower debt levels and increased interest income due to proceeds from the Company's initial public offering in April 2017 (the "IPO"). The effective income tax rate was 38.6% and 40.0% for the six months ended June 30, 2017 and 2016, respectively. The lower rate is due to resolution of tax credits claimed. The Company regularly claims tax credits which will impact the effective tax rate.

Net income for the three months ended June 30, 2017 was $46.5 million, or $0.27 on a weighted average diluted per share basis, an increase of $2.3 million or 5.2%, compared to the three months ended June 30, 2016. Net income as a percent of operating revenues was 4.3% for second quarter 2017. Adjusted net income for second quarter 2017 was $39.7 million, or $0.23 on a weighted average diluted per share basis, a decrease of $4.5 million, or 10.1% compared to second quarter 2016.

Adjusted EBITDA for the three months ended June 30, 2017 was $136.3 million, a decrease of $7.1 million or 5.0%, compared to the three months ended June 30, 2016. Adjusted EBITDA as a percentage of adjusted enterprise revenue (excluding fuel surcharge) was 13.9% for second quarter 2017 compared to 15.6% for second quarter 2016.

Cash Flow and Capitalization

At June 30, 2017, the Company had a total of $449.6 million outstanding on various debt instruments compared to $699.4 million as of December 31, 2016. At June 30, 2017, the Company had cash and cash equivalents of $259.9 million compared to $130.8 million at December 31, 2016. The Company's net increase in cash and cash equivalents of $129.1 million was primarily due to proceeds from the IPO offset by debt repayments.

The Company’s free cash flow increased $23.2 million compared to the six months ended June 30, 2016. Capital expenditures decreased year over year due to lower purchases of transportation equipment, the result of a combination of factors including the acceleration of purchases in 2016.  The used equipment market has stabilized in 2017, albeit at historically weak levels. Chassis capital expenditures for the six months ended June 30, 2017 were approximately $69 million. Net cash provided by operating activities declined year over year due to a decrease in cash generated from income tax receivables and the timing of payables related to equipment purchases.

The Company declared a $0.05 dividend payable to shareholders of record as of June 30, 2017. The dividend was paid on July 11, 2017. Additionally, the Company declared a $0.05 dividend payable to shareholders of record as of September 20, 2017. This dividend is expected to be paid on October 2, 2017.

Results of Operations – Reportable Segments

Truckload

•	Revenue (excluding fuel surcharge): $543.0 million; an increase of 4.5% compared to second quarter 2016

•	Income from Operations: $53.2 million; a decrease of 13.7% compared to second quarter 2016

Truckload revenue (excluding fuel surcharge) increased 4.5% compared to second quarter 2016 primarily due to the acquisition of WSL in June 2016. Second quarter driver capacity, although stable, was below desired levels in parts of the Truckload segment which partially offset the revenue attributed to the acquisition. The Company's operational focus on effective fleet sizing to freight volume and effective freight selection resulted in Truckload revenue per truck per week of $3,608, an increase of $103, or 2.9%, compared to second quarter 2016.

The Company’s Truckload income from operations decreased 13.7% compared to second quarter 2016. Inflationary driver costs and lower gain on sale of equipment due to the continued weakness in the used equipment market were partially offset by earnings improvements from effective fleet sizing, freight selection through the Company's Quest platform and improving market conditions throughout the quarter.

Intermodal

•	Revenue (excluding fuel surcharge): $194.3 million; an increase of 3.8% compared to second quarter 2016

•	Income from Operations: $11.2 million; a decrease of 17.7% compared to second quarter 2016

Intermodal revenue (excluding fuel surcharge) increased 3.8% compared to second quarter 2016 due to a 10.6% increase in Intermodal volume partially offset by a 6.2% decrease in revenue per order. Intermodal revenue per order was $1,858, a decrease of $123 compared to second quarter 2016 due to growth in the East and Intra-West, which have shorter lengths of haul, and the continued competitive pricing environment.

The Company’s Intermodal income from operations decreased 17.7% compared to second quarter 2016. Improved volume and tractor and container productivity were not able to overcome the impact of the competitive pricing environment and the increase in duplicative costs due to the conversion from leased to owned chassis. Duplicate chassis costs; which represent the cost of idle rented units, had a negative impact of $1.6 million, or approximately 80 basis points on Intermodal's second quarter 2017 operating ratio. The Company remains on track with its conversion plan and expects to be completed by the end of 2017 to coincide with the expiration of the existing lease requirements. The full impact of reduced friction costs will not be realized until 2018; however, Intermodal has begun to realize decreased costs due to the new chassis in the areas of driver retention, safety and maintenance.

Logistics

•	Revenue (excluding fuel surcharge): $191.8 million; an increase of 7.2% compared to second quarter 2016

•	Income from Operations: $6.6 million; a decrease of 18.6% compared to second quarter 2016

Logistics revenue (excluding fuel surcharge) increased 7.2% compared to second quarter 2016 primarily due to growth of the Company’s brokerage business. Brokerage revenue (excluding fuel surcharge) was 73% of Logistics revenue (excluding fuel surcharge) for second quarter 2017 vs. 72% for second quarter 2016.

The Company’s Logistics income from operations decreased 18.6% compared to second quarter 2016. Despite the growth in brokerage volume, market conditions resulted in increased third party transportation costs compared to second quarter 2016 as evidenced by a decline in gross margin. Brokerage gross margin, however, did increase as the quarter progressed.

Business Outlook

“The market pressures of the first quarter continued into the second quarter," said Lofgren. "However, in June indications of improving market conditions began to appear. July is always a challenging month, so we will have a better read by mid-August, but we are cautiously optimistic that the market will see strengthening in the second half of 2017.  The market improvement, our efforts to increase driver capacity, new Dedicated contracts and our ongoing revenue management work positions us well for the second half of 2017. Last quarter, I discussed my commitment to be thoughtful and disciplined as to capital expenditures. In light of anticipated market improvement and new customer wins, we have increased our anticipated full year net capital expenditures range to $350 million to $400 million which includes $100 million for chassis. Further, we anticipate full year 2017 adjusted diluted earnings per share in the range of $0.94 to $1.02, which includes the impact of increased share count from the IPO estimated at $0.10 per share."

Non-GAAP Financial Measures

We have presented certain non-GAAP financial measures, including adjusted enterprise revenue (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted EBITDA, adjusted net income, adjusted diluted earnings per share and free cash flow. Management believes the use of non-GAAP measures assists investors in understanding our business as further described below. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2017 is not provided.  Schneider does not forecast net income per share as we cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that we cannot predict include expenses for items that do not relate to our core operating performance such as duplicate chassis costs or costs related to potential future acquisition as well as related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time, may exist and impact adjusted net income.

About Schneider National, Inc.

We are a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions and operate one of the largest for-hire trucking fleets in North America. We believe we have developed a differentiated business model that is difficult to replicate due to our scale, breadth of complementary service offerings and proprietary technology platform. Our highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling us to serve our customers’ diverse transportation needs. Since our founding in 1935, we believe we have become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding our responsibility to our associates, our customers and the communities that we serve.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the United States Private Securities Litigation Reform Act of 1995, which are intended to come within the safe harbor protection provided by such Act. These forward-looking statements reflect our current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in our business and industry. Forward-looking statements are often characterized by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms, and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. We caution readers that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Such risks and uncertainties include, among others, those discussed under the heading “Risk Factors” in our Prospectus dated April 5, 2017 filed with the Securities and Exchange Commission (SEC) pursuant to Rule 424(b) of the Securities Act of 1933, as amended, which is deemed to be part of our Registration Statement on Form S-1 (File No. 333-215244), as well other filings with the SEC. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: economic and business risks inherent in the truckload industry, including competitive pressures pertaining to pricing, capacity, and service; risks associated with the loss of a significant customer or customers; fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and our ability to recover fuel costs through our fuel surcharge programs; our ability to attract and retain qualified drivers, including owner-operators, in the operation of our intermodal and trucking businesses; risks related to demand for our service offerings; our ability to recruit, develop, and retain our key associates; the impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, employees, and owner-operators, our captive insurance company, and the increased costs of compliance with existing or future federal, state, and local regulations; significant systems disruptions, including those caused by cybersecurity breaches; negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months; exposure to claims and lawsuits in the ordinary course of our business and the risk of insurance claims through our captive insurance company; our ability to effectively manage and implement our growth and diversification strategies and cost saving initiatives; risks associated with acquisitions and other strategic transactions; risks associated with obtaining materials, equipment, and services from our vendors and suppliers; risks associated with cross-border operations and doing business in foreign countries; risks associated with financial and credit markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives; and risks associated with reliance on third parties with respect to certain of our businesses, including railroads with respect to our intermodal business and third-party capacity providers for our Logistics brokerage business.

We do not intend, and undertake no obligation, to update any of our forward-looking statements after the date of this report to reflect actual results or future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:
Schneider National, Inc.
Pat Costello, SVP, Financial Planning and Analysis / Investor Relations
920-592-SNDR
investor@schneider.com

Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
OPERATING REVENUES	$1,075,172	$994,573	$2,081,611	$1,922,676
OPERATING EXPENSES:
Purchased transportation	387,541	358,197	754,869	696,396
Salaries, wages, and benefits	304,907	280,904	602,630	558,370
Fuel and fuel taxes	71,189	64,336	144,386	117,745
Depreciation and amortization	68,636	63,843	136,506	127,738
Operating supplies and expenses	127,667	104,720	233,901	203,983
Insurance and related expenses	20,252	18,599	42,083	37,268
Other general expenses, net	15,978	24,335	44,684	49,504
Total operating expenses	996,170	914,934	1,959,059	1,791,004
INCOME FROM OPERATIONS	79,002	79,639	122,552	131,672
NONOPERATING EXPENSES:
Interest expense—net	4,624	5,087	10,110	9,888
Other—net	(221)	941	(88)	1,274
Total nonoperating expenses	4,403	6,028	10,022	11,162
INCOME BEFORE INCOME TAXES	74,599	73,611	112,530	120,510
PROVISION FOR INCOME TAXES	28,126	29,444	43,488	48,204
NET INCOME	$46,473	$44,167	$69,042	$72,306

Weighted average common shares outstanding	174,424	156,295	165,422	156,000
Basic earnings per share	$0.27	$0.28	$0.42	$0.46
Weighted average diluted shares outstanding	174,453	156,425	165,436	156,160
Diluted earnings per share	$0.27	$0.28	$0.42	$0.46
Dividends per share of common stock	$0.05	$—	$0.10	$—

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$259,931	$130,787
Marketable securities	45,282	52,489
Trade accounts receivable—net of allowance of $3,928 and $3,455, respectively	449,174	443,984
Other receivables	21,918	41,807
Current portion of lease receivables—net of allowance of $1,493 and $1,036, respectively	94,917	100,211
Inventories	82,958	74,126
Prepaid expenses and other current assets	92,420	80,244
Total current assets	1,046,600	923,648
NONCURRENT ASSETS:
Property and equipment:
Transportation equipment	2,677,729	2,596,668
Land, buildings, and improvements	182,870	178,895
Other	174,479	191,664
Total property and equipment	3,035,078	2,967,227
Accumulated depreciation	1,222,664	1,209,172
Net property and equipment	1,812,414	1,758,055
Lease receivables	138,125	132,121
Capitalized software and other noncurrent assets	75,780	76,782
Goodwill	164,302	164,035
Total noncurrent assets	2,190,621	2,130,993
TOTAL	$3,237,221	$3,054,641

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	June 30, 2017	December 31, 2016
LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$256,633	$227,253
Accrued salaries and wages	74,134	81,799
Claims accruals - current	54,477	52,216
Current maturities of debt and capital lease obligations	20,740	258,658
Dividends payable	8,842	—
Other current liabilities	52,826	57,342
Total current liabilities	467,652	677,268
NONCURRENT LIABILITIES:
Long-term debt	419,049	428,807
Capital lease obligations	8,873	10,820
Claims accruals - noncurrent	107,291	111,542
Deferred income taxes	575,029	538,624
Other	72,830	101,130
Total noncurrent liabilities	1,183,072	1,190,923
COMMITMENTS AND CONTINGENCIES
TEMPORARY EQUITY - REDEEMABLE COMMON SHARES
Redeemable common shares at December 31, 2016, Class A, no par value, shares authorized: 250,000,000, shares issued and outstanding: 83,029,500	—	563,217
Redeemable common shares at December 31, 2016, Class B, no par value, shares authorized: 750,000,000, shares issued and outstanding: 73,294,560	—	497,175
Accumulated earnings	—	125,175
Accumulated other comprehensive income	—	883
Total temporary equity	—	1,186,450
SHAREHOLDERS' EQUITY
Class A common shares at June 30, 2017, no par value, shares authorized: 250,000,000, shares issued and outstanding: 83,029,500	—	—
Class B common shares at June 30, 2017, no par value, shares authorized: 750,000,000, shares issued and outstanding: 93,811,890	—	—
Additional paid-in capital	1,533,653	—
Retained earnings	52,384	—
Accumulated other comprehensive income	460	—
Total shareholders' equity	1,586,497	—
TOTAL	$3,237,221	$3,054,641

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2017	2016
OPERATING ACTIVITIES:
Net income	$69,042	$72,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136,506	127,738
Gain on sale of property and equipment	(6,114)	(10,977)
Deferred income taxes	36,299	15,890
WSL contingent consideration adjustment	(12,900)	—
Other noncash items	1,616	(661)
Changes in operating assets and liabilities:
Receivables	15,026	36,573
Other assets	(11,849)	(13,985)
Payables	1,986	18,316
Other liabilities	(2,919)	20,166
Net cash provided by operating activities	226,693	265,366
INVESTING ACTIVITIES:
Purchases of transportation equipment	(163,029)	(212,735)
Purchases of other property and equipment	(18,320)	(20,017)
Proceeds from sale of property and equipment	34,595	24,141
Proceeds from lease receipts and sale of off-lease inventory	29,943	26,279
Purchases of lease equipment	(51,993)	(45,998)
Sales of marketable securities	7,232	3,096
Purchases of marketable securities	—	(4,002)
Acquisition of businesses, net of cash acquired	—	(78,221)
Net cash used in investing activities	(161,572)	(307,457)
FINANCING ACTIVITIES:
Proceeds under revolving credit agreements	—	75,000
Payments under revolving credit agreements	(135,000)	(83,948)
Payments of debt and capital lease obligations	(114,751)	(13,255)
Payment of deferred consideration related to acquisition	(19,383)	—
Proceeds from IPO, net of issuance costs	341,059	—
Dividends on redeemable common shares	(7,816)	—
Redemptions of redeemable common shares	(86)	(16)
Proceeds from issuances of redeemable common shares	—	2,298
Net cash provided by (used in) financing activities	64,023	(19,921)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	129,144	(62,012)
CASH AND CASH EQUIVALENTS:
Beginning of period	130,787	160,676
End of period	$259,931	$98,664
ADDITIONAL CASH FLOW INFORMATION:
Noncash investing and financing activity:
Equipment purchases in accounts payable	$49,365	$66,671
Dividends declared but not yet paid	$8,842	$—
Costs in accounts payable related to our IPO	$412	$—
Increase in redemption value of redeemable common shares	$—	$(109,961)
Cash paid during the year for:
Interest	$11,074	$10,069
Income taxes—net of refunds	$(13,546)	$(32,432)

Schneider National, Inc.
Revenues and Income from Operations by Segment
(unaudited)

Revenues by Segment

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Truckload	$543,004	$519,497	$1,065,114	$1,010,222
Intermodal	194,260	187,209	375,350	372,034
Logistics	191,751	178,847	375,655	345,597
Other	78,900	55,559	129,183	105,108
Fuel surcharge	92,557	72,290	182,807	128,444
Inter-segment eliminations	(25,300)	(18,829)	(46,498)	(38,729)
Operating revenues	$1,075,172	$994,573	$2,081,611	$1,922,676

Income from Operations by Segment

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Truckload	$53,231	$61,705	$91,751	$103,893
Intermodal (1)	11,232	13,646	17,866	20,735
Logistics	6,592	8,103	11,775	13,280
Other (2)	7,947	(3,815)	1,160	(6,236)
Income from operations	79,002	79,639	122,552	131,672

Adjustments:
Duplicate chassis cost (1)	1,600	—	2,900	—
WSL contingent consideration adjustment (2)	(12,900)	—	(12,900)	—
Adjusted income from operations	$67,702	$79,639	$112,552	$131,672

(1) By the end of 2017, the Company expects Intermodal to have completed its migration to an owned chassis model, which requires the replacement of rented chassis with owned chassis to improve safety and reliability and to increase driver retention. During 2017 we expect to add 10,000 to our owned chassis units, resulting in a total of more than 15,000 owned chassis. The existing lease requirements do not expire until December 31, 2017. Accordingly, the Company is adjusting its income from operations for rental costs related to idle chassis as rented units are replaced.
(2) The Company recorded an adjustment to the contingent consideration liability in the second quarter of 2017, resulting in an increase in income from operations. The adjustment was caused by a change in the fair value of the contingent liability, which reflected three-year growth targets established by the seller prior to the close of the acquisition.

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

Truckload	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Dedicated standard
Revenue (excluding fuel surcharge) (1)	$71,615	$76,358	$143,279	$150,333
Average trucks (2) (3)	1,615	1,763	1,635	1,765
Revenue per truck per week (4)	$3,448	$3,357	$3,423	$3,314
Dedicated specialty
Revenue (excluding fuel surcharge) (1)	$104,537	$93,978	$200,591	$184,046
Average trucks (2) (3)	2,228	1,988	2,178	2,000
Revenue per truck per week (4)	$3,649	$3,664	$3,598	$3,581
For-hire standard
Revenue (excluding fuel surcharge) (1)	$285,848	$297,339	$563,799	$586,405
Average trucks (2) (3)	6,287	6,744	6,332	6,766
Revenue per truck per week (4)	$3,535	$3,418	$3,478	$3,373
For-hire specialty
Revenue (excluding fuel surcharge) (1)	$81,004	$51,822	$157,445	$89,438
Average trucks (2) (3)	1,574	996	1,619	922
Revenue per truck per week (4)	$4,003	$4,032	$3,799	$3,773
Total Truckload
Revenue (excluding fuel surcharge) (1)	$543,004	$519,497	$1,065,114	$1,010,222
Average trucks (2) (3)	11,704	11,491	11,764	11,453
Revenue per truck per week (4)	$3,608	$3,505	$3,537	$3,432
Average company trucks (3)	8,980	8,846	9,016	8,811
Average owner-operator trucks (3)	2,724	2,645	2,748	2,642
Trailers	37,790	36,885	37,790	36,885
Operating ratio (5)	90.2%	88.1%	91.4%	89.7%

(1) Revenue (excluding fuel surcharge) in thousands
(2) Includes company trucks and owner-operator trucks

(3)	Calculated based on beginning and ending month counts and represents the average number of trucks available to haul freight over the specified time frame

(4)	Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes, using weighted workdays
(5) Calculated as segment operating expenses divided by segment revenue (excluding fuel surcharge)

Intermodal	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Orders (in thousands)	104.5	94.5	200.6	185.0
Containers	17,577	17,368	17,577	17,368
Trucks (1)	1,231	1,279	1,231	1,279
Revenue per order (2)	$1,858	$1,981	$1,871	$2,011
Operating ratio (3)	94.2%	92.7%	95.2%	94.4%

(1)Includes company trucks and owner-operator trucks at the end of the period
(2)Calculated excluding fuel surcharge, consistent with how revenue is reported internally for segment purposes
(3)Calculated as segment operating expenses divided by segment revenue (excluding fuel surcharge)

Logistics	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating ratio (1)	96.6%	95.5%	96.9%	96.2%

(1)	Calculated as segment operating expenses divided by segment revenue (excluding fuel surcharge)

Schneider National, Inc.
Reconciliation of Non - GAAP Financial Measures
(unaudited)
In this earnings release, we present the following non-GAAP financial measures: (1) adjusted enterprise revenue (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, (5) adjusted diluted earnings per share, (6) adjusted EBITDA and (7) free cash flow. We also provide below reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (a) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (b) providing investors with the same information our management uses internally to assess our core operating performance and (c) presenting comparable financial results between periods. In addition, in the case of adjusted enterprise revenue (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the exogenous factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more germane factors affecting our results of operations and our industry. With respect to free cash flow, we believe the measure provides investors with an important perspective on the cash available to fund our business after payment of capital expenditures related to the necessary components of ongoing operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. We use free cash flow as a measure to assess overall liquidity.
Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or non-recurring items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or non-recurring items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjusted enterprise revenue (excluding fuel surcharge)

Adjusted enterprise revenue (excluding fuel surcharge) is a non-GAAP financial measure and is defined as operating revenues less fuel surcharge revenue. The following is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to adjusted enterprise revenue (excluding fuel surcharge).

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating revenues	$1,075,172	$994,573	$2,081,611	$1,922,676
Less: Fuel surcharge revenue	92,557	72,290	182,807	128,444
Adjusted enterprise revenue (excluding fuel surcharge)	$982,615	$922,283	$1,898,804	$1,794,232

Adjusted income from operations
Adjusted income from operations is a non-GAAP financial measure and is defined as income from operations, adjusted to exclude material items that do not reflect our core operating performance. For the periods shown, excluded items consist of duplicate chassis costs and the adjustment of a contingent liability related to the WSL acquisition, which are explained below. The following is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations.

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Income from operations	$79,002	$79,639	$122,552	$131,672
Duplicate chassis costs (1)	1,600	—	2,900	—
WSL contingent consideration adjustment (2)	(12,900)	—	(12,900)	—
Adjusted income from operations	$67,702	$79,639	$112,552	$131,672

(1) By the end of 2017, the Company expects Intermodal to have completed its migration to an owned chassis model, which requires the replacement of rented chassis with owned chassis to improve safety and reliability and to increase driver retention. During 2017 we expect to add 10,000 to our owned chassis units, resulting in a total of more than 15,000 owned chassis. The existing lease requirements do not expire until December 31, 2017. Accordingly, the Company is adjusting its income from operations for rental costs related to idle chassis as rented units are replaced.
(2) The Company recorded an adjustment to the contingent consideration liability in the second quarter of 2017, resulting in an increase in income from operations. The adjustment was caused by a change in the fair value of the contingent liability, which reflected three-year growth targets established by the seller prior to the close of the acquisition.
Adjusted operating ratio
Adjusted operating ratio is a non-GAAP financial measure and is defined as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by adjusted enterprise revenue (excluding fuel surcharge). For the periods shown, excluded items consist of duplicate chassis costs and the adjustment of a contingent liability related to the WSL acquisition, which are shown below. The following is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total operating expenses	$996,170	$914,934	$1,959,059	$1,791,004
Divide by: Operating revenues	1,075,172	994,573	2,081,611	1,922,676
Operating ratio	92.7%	92.0%	94.1%	93.2%

Operating revenues	$1,075,172	$994,573	$2,081,611	$1,922,676
Less: Fuel surcharge revenue	92,557	72,290	182,807	128,444
Adjusted enterprise revenue (excluding fuel surcharge)	$982,615	$922,283	$1,898,804	$1,794,232

Total operating expenses	$996,170	$914,934	$1,959,059	$1,791,004

Adjusted for:
Fuel surcharge revenue	(92,557)	(72,290)	(182,807)	(128,444)
Duplicate chassis costs	(1,600)	—	(2,900)	—
WSL contingent consideration adjustment	12,900	—	12,900	—
Adjusted total operating expenses	$914,913	$842,644	$1,786,252	$1,662,560
Adjusted operating ratio	93.1%	91.4%	94.1%	92.7%

Adjusted net income and adjusted diluted earnings per share

Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures and are defined as net income and diluted earnings per share, adjusted to exclude material items that do not reflect our core operating performance. For the periods shown, excluded items consist of duplicate chassis costs and the adjustment of a contingent liability related to the WSL acquisition, which are shown below. The following is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$46,473	$44,167	$69,042	$72,306
Duplicate chassis costs	1,600	—	2,900	—
WSL contingent consideration adjustment	(12,900)	—	(12,900)	—
Income tax effect of non-GAAP adjustments	4,520	—	4,000	—
Adjusted net income	$39,693	$44,167	$63,042	$72,306

The following is a reconciliation of diluted earnings per share, which is the most directly comparable GAAP measure, to adjusted diluted earnings per share.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Diluted earnings per share	$0.27	$0.28	$0.42	$0.46
Non-GAAP adjustments, tax effected	(0.04)	—	(0.04)	—
Adjusted diluted earnings per share	$0.23	$0.28	$0.38	$0.46

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and is defined as net income, plus provision for income taxes, interest expense and depreciation and amortization, and is further adjusted to exclude other non-operating expenses, and other material items that do not reflect our core operating performance. For the periods shown, excluded items consist of duplicate chassis costs and the adjustment of a contingent liability related to the WSL acquisition, which are shown below. The following is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted EBITDA.

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$46,473	$44,167	$69,042	$72,306
Provision for income taxes	28,126	29,444	43,488	48,204
Interest expense – net	4,624	5,087	10,110	9,888
Depreciation and amortization	68,636	63,843	136,506	127,738
Other - net	(221)	941	(88)	1,274
Duplicate chassis cost	1,600	—	2,900	—
WSL contingent consideration adjustment	(12,900)	—	(12,900)	—
Adjusted EBITDA	$136,338	$143,482	$249,058	$259,410

Free cash flow

Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less net cash used for capital expenditures. The following is a reconciliation of net cash provided by operating activities, which is the most directly comparable GAAP measure, to free cash flow.

(in thousands)	Six Months Ended June 30,
	2017	2016
Net cash provided by operating activities	$226,693	$265,366

Purchases of transportation equipment	(163,029)	(212,735)
Purchases of other property and equipment	(18,320)	(20,017)
Proceeds from sale of property and equipment	34,595	24,141
Net capital expenditures	(146,754)	(208,611)

Free cash flow	$79,939	$56,755